Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement” or “Contract”) is made and entered into by and between PRESENCE  BANK, a Pennsylvania Stock Savings Bank (“Seller”) and 185 E LINCOLN HWY, a Pennsylvania limited liability general partnership (“Purchaser”), effective as of the last date of execution and delivery hereof by Seller and Purchaser (the “Effective Date”).

RECITALS

A.Seller is the owner of certain real property located at 185 East Lincoln Highway, Coatesville, PA 19320, containing approximately 21,780 square feet inclusive of the parking lot (with a building of approximately 15,300 square feet, including a basement and two upper floors of approximately 5,100 square feet each) (the “Premises” or “Property”); and

B.Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser such real property upon the terms and conditions set forth herein.

C. Seller and Purchaser have agreed that, as a condition of the Purchaser’s purchase of the Property, the Seller shall lease a portion of the Property from the Purchaser after the Closing (as hereinafter defined) on the terms and conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the Recitals, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Property to be Sold and Purchased.  Upon and subject to the terms, covenants and conditions hereinafter set forth, Seller shall sell and convey to Purchaser and Purchaser shall purchase and acquire from Seller, on the Date of Closing (as hereinafter defined) all right, title and interest of Seller in and to the Premises, as the same is more particularly described on Exhibit A attached hereto and made part hereof, and together with all right, title and interest of Seller in and to (a) any and all easements and rights of way appurtenant thereto, (b) any and all oil, gas, mineral and other subterranean rights and interests lying on, under, beneath and in the Property, (c) any development, air rights, and other privileges  pertaining to the Property, (d) any strips or gores adjacent to or abutting the Premises, (e) all right, title, and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Premises, and (f) all right, title and interest of Seller in and to all fixtures, machinery, equipment, articles of personal property, and improvements in the nature of personal property attached or appurtenant to, located on, or used in connection with the use or operation of, or used or adapted for use in connection with the enjoyment or occupancy of, the Property, other than that owned by Tenant as of the Effective Date (the “Personal Property”) (hereinafter collectively referred to as the “Property”).

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2.Purchase Price.  The purchase price (the “Purchase Price”) for the Property shall be Nine Hundred and Fifty Thousand and No/100 Dollars ($950,000.00).  The Purchase Price shall be payable by Purchaser to Seller, as follows:
2.1Earnest Deposit.  Purchaser shall pay by check or wire Twenty-Five Thousand Dollars ($25,000.00) tendered to Providence Abstract (the “Title Company”) on or before three (3) days after the Effective Date for deposit in an interest-bearing trust account.  Such earnest money deposit and all interest earned thereon are collectively referred to herein as the “Earnest Deposit” or the “Deposit”.   The Earnest Deposit shall be held in a strict joint order account and shall be applied to the Purchase Price at Closing or otherwise disbursed as set forth herein.
2.2Balance of Purchase Price.  Purchaser shall pay to Seller the balance of the Purchase Price after application of the Earnest Deposit, all credits, and all adjustments and prorations, by immediately available funds on the Date of Closing.
3.Financing Contingency.
3.1The obligations of Purchaser hereunder are conditioned upon Purchaser obtaining financing on terms and conditions acceptable to Purchaser in its sole discretion.  On or prior to forty-five (45) business days following the Effective Date, (the “Financing Contingency Period”) Purchaser will make reasonable efforts to obtain a written commitment from any institutional lender (or similar financing company) on terms acceptable to Purchaser in its sole discretion. Seller shall cooperate with Purchaser in obtaining the mortgage commitment, including but not limited to providing information and documentation, making any necessary requests or applications, or executing documents.  The failure of Seller to cooperate within three (3) days following request from Purchaser shall, at Purchaser’s election, extend the Financing Contingency Period by one (1) day for each day of delay beyond the three (3) day request period.
3.2If such commitment is not issued on or before 5:30 p.m. (Eastern Time) on the last day of the Financing Contingency Period, then Purchaser may cancel this Contract by giving notice to Seller before the end of the Financing Contingency Period, including via electronic mail between counsel, in which case this Contract shall be deemed cancelled and thereafter neither party shall have any further rights against, or obligations or liabilities to, the other by reason of this Contract, except that the Earnest Deposit shall be promptly refunded to Purchaser.
3.3In the event Purchaser’s lender, after a commitment has been issued, refuses to fund the loan proceeds, including but not limited to the failure of a condition contained in the lender’s commitment or issues relating to title or the condition of the Property, as reasonably determined by the lender, then the Purchaser shall have the right to cancel this Contract and the Earnest Deposit shall be refunded in full to the Purchaser.  Notwithstanding the foregoing, if the Financing Contingency Period and Inspection Periods have expired and Closing does not occur as required hereunder due to a failure of financing caused by fraud, an intentional misrepresentation or knowing breach of a warranty of the Purchaser, then the Seller shall have the right to terminate this Agreement and the Title Company shall release the Earnest Deposit to the Seller.
4.Title Insurance.

4.1Title to the Premises shall be good, clear and marketable title in fee simple absolute such as will be fully insurable with the Title Company or another title insurance company to be selected by Purchaser and qualified to do business in the Commonwealth of Pennsylvania, at regular rates.
4.2Without limiting Section 4.1 above Seller shall be obligated to cure on or prior to the Closing Date, all liquidated liens and encumbrances and any other liens and encumbrances which are definite and ascertainable and can be satisfied by the payment of money, including but not limited to any mortgage, mechanics lien or other indebtedness of record, and any liens associated with real estate taxes or assessments (the “Title Objections”). Seller shall be obligated to apply the proceeds of sale to the satisfaction of any lien. Seller shall further escrow monies in the amount required by the Title Company or any other title insurance company in order to remove any exception to title with respect to water and sewer.
4.3Purchaser shall, obtain from the Title Company a commitment for an owner's title policy and provide a copy of same to Seller.  If it appears in Seller's reasonable discretion that additional time will be required for Seller to remove the Title Objections, then and in that event, Seller shall have a reasonable adjournment or adjournments of the Date of Closing (not to exceed thirty (30) days) within which to clear such Title Objections.

4.4If for any reason the Seller is unable, other than a willful default or the failure to satisfy any liquidated lien or encumbrances as Seller is required to cure, with the required time period, to convey good and marketable title to the Purchaser in accordance with this Contract, Purchaser may (a) terminate this Agreement, whereby Title Company shall refund the Earnest Deposit to Purchaser and upon the return of the Earnest Deposit this Agreement shall wholly cease and terminate and neither party shall have further claims against the other by reason of this Agreement; or (b)  accept such title as the Seller may be able to convey and proceed to Closing.

4.5 Purchaser may, at its own cost, have a survey or updated survey of the Premises prepared and certified to Purchaser and the Title Company, prepared in accordance with ALTA Land Survey Standards (the "Survey").

4.6All notices of violations of law or governmental ordinances, orders or requirements which were issued prior to the date of the Closing by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Property and all liens which have attached to the Property prior to the Closing associated with such notices, if applicable, shall be removed or complied with by Seller and Seller shall pay all fines, interest, and penalties associated therewith.  If such removal or compliance has not been completed prior to the Closing, the Purchaser may elect any of the following: (i) to require Seller to pay to Purchaser at the Closing the Purchaser determined estimated unpaid cost and Purchaser shall accept title to the Premises subject thereto,  or (ii) require Purchaser to complete such removal or compliance and pay any fines, penalties and interest related thereto and shall in Purchaser's discretion withhold a portion of the Purchase Price in escrow post-Closing pending Seller's fulfillment of its obligations herein, or (iii), Purchaser may terminate this Agreement above and receive a return of its Earnest Deposit

5.Inspection Period and Termination Right. (A) During the period commencing on the Effective Date, and ending at 5:30 pm (Eastern Time) on the forty-fifth (45th) business day thereafter (“Inspection Period”), Purchaser and its agents and contractors, shall have the right to enter the Property, upon a minimum advance notice to Seller of one (1) business day, during normal business hours and to investigate the condition of title to the Property, the physical condition of the Property, the zoning of the Property, and all matters relevant to the acquisition, usage, operation, valuation and marketability of the Property, as Purchaser deems appropriate.  Purchaser shall be permitted to take any soil samples or conduct any invasive testing of the Property (including but not limited to a Phase 1 or Phase 2 Environmental Audit, without Seller’s prior consent in each instance.  Purchaser shall repair and restore any damage to the Property caused by Purchaser’s investigations and shall indemnify and hold harmless Seller and all tenants of the Property from and against any damages, claims, or losses arising out of the actions of Purchaser or Purchaser’s agents on the Property.  If Purchaser determines that the Property is not acceptable for any reason or no reason, Purchaser may terminate this Agreement by delivering written notice to Seller before the expiration of the Inspection Period and the Earnest Deposit and all interest accrued thereon shall be returned immediately to Purchaser.  Upon the expiration of the Inspection Period, if the Purchaser does not terminate this Agreement, then the Purchaser shall acquire the Property in an “as is, where is” physical condition, in at least the same condition as the Property was at the expiration of the Inspection Period, with all faults, subject only to the representations and warranties of the Seller herein.
6.Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser as follows, which representations and warranties shall be deemed made as of the Effective Date and as of the Closing Date:
6.1FIRPTA.  Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).
6.2Bankruptcy.  Seller is not the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization, or similar proceeding.
6.3Leases.  There are no leases, licenses, or other occupancy agreements in place with respect to the Property.  The Seller is in sole possession of the Property and uses the Property in the conduct of its ordinary and lawful banking activities.
6.4Title to Property.  Seller owns fee simple, marketable and insurable title to the Property consistent with the requirements of Section 4.5 of this Agreement.  There are no parties in possession of the Property except Seller and Seller has not entered into any other outstanding agreements of sale, leases, options or other rights of third parties to acquire an interest in the Property.
6.5Compliance. Seller has not received any written notice from any governmental agency stating that the Property is violation of any applicable law or ordinance. To the best of Seller’s knowledge, the Seller’s use of the Property does not violate (i) any statutes, laws, regulations, rules, ordinances, permits, certificates of occupancy, requirements or orders or decrees of any kind whatsoever now in effect (including zoning, subdivision, use or building statutes, laws or ordinances and environmental protection laws, rules or regulations), or (ii) any building permits or any conditions, easements, rights-of-way, agreements of record, urban renewal plans, parking agreements, covenants, restrictions of record or any other agreement affecting the Property.
6.6Litigation/Proceedings. There are no proceedings at law or in equity before any court, grand jury, administrative agency or other investigative body, or governmental department, commission, board, agency, bureau or instrumentality of any kind pending or, to Seller’s actual knowledge, threatened against or affecting Seller or the Property that (i) involve the validity or enforceability of this Agreement or any other instrument or document to be delivered by Seller pursuant hereto, or (ii) relate specifically to the Property or the title thereto.
6.7Consents.  Any permission, approval, joinder or consent by third parties required in order for Seller to consummate its obligations under this Agreement has been received.
6.8Certiorari Proceedings. Seller has not retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Property. ,
6.9Environmental.  Seller has not received any written notice from any governmental agency that the Property is in violation of any applicable laws regarding hazardous substances. Seller is not in violation of, and has not violated and knows of no violations by prior owners, in connection with all applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses or permits of all governmental authorities including, but not limited to (i) the Clean Air Act; (ii) the Federal Water Pollution Control Act of 1972; (iii) the Resource Conservation and Recovery Act of 1976, (iv) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (and any amendments or extensions thereof); and (v) the Toxic Substances Control Act.  Without limiting the generality of the foregoing, Seller has not operated the Property nor received, handled, used, stored, treated, shipped or disposed of hazardous substances, petroleum products, or waste in any manner which constitutes a violation of any applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements.  Seller has not  incorporated in, on, or under the Property any hazardous or suspect substances including, without limitation asbestos and asbestos derived substances.  Seller has not received from any third party (including any federal, state or municipal governmental agency) any request for information, notices or claim, demand letters or other notification concerning hazardous or suspect substances or that Seller is or may be potentially responsible for the removal and/or clean up or any such substances from the Property.  Seller shall defend, indemnify, and hold Purchaser harmless against all claims, assessments, liens, lawsuits, and judgments (and all costs related thereto including, without limitation, attorney's fees and court costs) arising from a violation of the foregoing warranty and representation by Seller, provided that said claim, assessment, lien, lawsuit, or judgment arises from a condition caused and/or placed upon the Property during the time of Seller’s ownership of same, and this warranty and indemnity shall survive the consummation of the transaction contemplated under this Agreement. In the event Seller fails to fulfill its environmental obligations herein on or before Closing, or if the representations contained in this Section are not true as the Closing Date, then in addition to and without limiting any and all of Purchaser’s rights remedies under this Contract or at law, Purchaser may, in its sole discretion, (i) agree to continue with Closing, or (ii) terminate the Contract on notice to Seller, whereby Purchaser shall receive the Earnest Deposit, and thereafter neither Seller nor Purchaser shall have no further obligation to each other except for those obligations which expressly survive the expiration or termination of this Contract.

6.10Authority of Seller.  Seller is a stock savings bank duly organized and existing in the Commonwealth of Pennsylvania and qualified to do business in the Commonwealth of Pennsylvania.  Seller has the full right and authority to enter into this Agreement and consummate the transactions contemplated hereby.  All requisite action has been taken by Seller in connection with the execution of this Agreement and the documents referenced herein and the consummation of the transactions contemplated hereby.  Each of the persons signing this Agreement on behalf of Seller is authorized to do so.  Seller shall furnish to Purchaser and the Title Company any and all documents to evidence Seller’s organization, good standing and such authority, as Purchaser shall reasonably request.  This Agreement and all documents referred to herein to be executed by Seller are and shall be the valid and legally binding obligations of Seller, enforceable against it in accordance with its terms.
6.11Seller’s Additional Representations.
i.No assessments for public improvements have been made against the Property which remain unpaid and there are no pending or proposed public improvements for which an assessment could be made against the Property. Seller has not retained anyone to file notices of protest against, or to commence actions to review, real property tax assessments against the Property, and is not aware that any such action has been taken by or on behalf of a Tenant under its respective Lease.
ii.Seller has not received written notice or demand from any of the insurers of all or any portion of the Property (or insurers of any activities conducted thereon) claiming any defects or deficiency of the Property or requesting any corrections, changes, repairs or alterations of any physical condition on the Property or any practice of Seller or Tenant at the Property.
iii.There are no employees of Seller at work at the Property for whom Purchaser would have any responsibility after the Closing and there are no service, maintenance, management or other contracts (including, without limitation any union or collective bargaining agreements) applicable to the Property or the Lease that would bind Purchaser after the Closing.
iv.Seller has not received service of process or notice of any claim or litigation which would have a material impact upon the value of the Property or its operation, and Seller has not received notification of any asserted failure of Seller, or the Property to comply with applicable laws or any rule, regulation, order, ordinance, judgment or decree of any federal, municipal or other governmental authority. There are no proceedings at law or in equity before any court, grand jury, administrative agency or other investigative body, or governmental department or instrumentality of any kind pending or, to Seller’s actual knowledge, threatened against or affecting Seller or the Property that involve the validity or enforceability of this Agreement or any other instrument or document to be delivered by Seller pursuant hereto.
v.Seller has no actual notice or actual knowledge of any planned, pending or contemplated condemnation or similar action or proceeding with respect to the Property nor any part thereof.

        viii.           The use and occupancy of the Property, and each part thereof, is in compliance with the zoning laws and ordinances applicable thereto without the need of any variance, special exception or conditional use whatsoever and does not violate any applicable deed restrictions or agreements, site plan approvals, or zoning or subdivision regulations applicable to the Property. The Property is not landmarked or of any other similar designation. A true copy of the certificate of occupancy has been delivered by Seller to Purchaser and such certificate has not been amended.

ix.The air rights, transferable development rights and other similar rights appurtenant to the building on the Property have not been previously assigned, transferred or encumbered. In addition, Seller has not conveyed all or any portion of the development rights relating to the Property, including, but not limited to any air-rights and/or excess FAR, if any.

x.   [Intentionally Deleted].

xi. There are no unsafe building orders or like declarations, or emergency findings declaring the Property, including but not limited to any improvements thereon, unsafe for occupancy.

xii. Other than ongoing HVAC work within the building that will be occupied by Seller pursuant to the Presence Lease, no work has been performed or caused to be performed by Seller in or on the Property which has not been paid for in full or which will not be paid for in full prior to the Closing that could, in either event, result in the filing of a mechanics’ lien.  Seller shall indemnify and hold the Purchaser harmless against any costs associated with the HVAC work.  This representation shall survive Closing.

xiii. Seller has not made any alterations or changes to the Property without obtaining all necessary governmental and municipal permits and approvals therefor and without complying with all governmental and municipal authorities having jurisdiction thereof.

xiv. Neither Seller, nor any member, partner or shareholder of Seller, nor, to Seller’s knowledge, any person with actual authority to direct the actions of any member, partner or shareholder of Seller, nor, to Seller’s knowledge, any other persons or entities (“Persons”) holding any legal or beneficial interest whatsoever in Seller, (i) are named on any list of Persons and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Whom Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list known to Seller or publicly issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), (ii) are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the persons referred to or described in the OFAC Lists, or (iii) has knowingly conducted business with or knowingly engaged in any transaction with any person named on any of the OFAC Lists or any person indeed in, owned by controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind, to, or, to Seller’s knowledge, otherwise associated with any of the persons referred to or described in the OFAC Lists.

xv.Seller’s employee identification number is 23-1580399.

7.Purchaser Representations. Purchaser represents and warrants to Seller as follows, which representations and warranties shall be deemed made as of the Effective Date and as of the Closing Date:
(a)The execution of this Agreement by Purchaser, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Purchaser pursuant hereto, have been or will be, prior to the Closing, duly authorized by all requisite action on the part of Purchaser and this Agreement has been and all documents to be delivered by Purchaser pursuant hereto, will be duly executed and delivered by it and is or will be, as the case may be, binding upon and enforceable against it in accordance with their respective terms.
(b)Neither the execution of this Agreement nor the carrying out by Purchaser of the transactions contemplated herein will result in any violation of or be in conflict with Purchaser’s organizational documents, of any applicable law, rule or regulation of any public, governmental or quasi-governmental agency or authority, or of any instrument or agreement to which Purchaser is a party, and no consent or approval of any third party is required for the execution of this Agreement or the carrying out by Purchaser of the transactions contemplated herein.
8.Seller’s Undertakings Pending Closing.
8.1No Further Encumbrances, etc. Until the earlier of the Closing or the termination of this Agreement, Seller shall not (i) further mortgage, convey, or encumber the Property in any manner; (ii) execute any easements, covenants, conditions, restrictions, or rights-of-way with respect to the Property or affecting the Property, except with the consent of Purchaser in each instance, which such consent shall be given or withheld in Purchaser’s sole discretion , (iii) enter into any recorded or unrecorded contracts with respect to the Property which are not by their terms terminable prior to Closing and not otherwise inconsistent with this Agreement, (iv) seek any zoning changes or other governmental approvals with respect to the Property,  or (v) do, or to permit or suffer to be done, anything which would adversely affect the condition of title to the Property from and after the date of this Agreement through the completion of Closing. Seller shall maintain all special use permits, exceptions, variances, and similar benefits for the Premises.
8.2No Further Leasing. Except for that lease between Seller and Purchaser more particularly set forth at Section 9B hereinbelow, Seller shall not execute any new lease affecting the Property (whether written or oral) without the prior written consent of Purchaser, which such consent shall be given or withheld in Purchaser’s sole and absolute discretion.  Seller agrees that if any portion of the Property is not to be occupied by Seller pursuant to the Presence Lease (as defined below) then as a condition to Closing it shall be delivered vacant unless otherwise agreed to by Purchaser.
8.3Other Agreements. Seller may not solicit, seek, negotiate, or respond to any offer to purchase, ground lease, lease or sell and leaseback, all or any portion of the Property for the period commencing on the execution of this Agreement and continuing through the Closing Date nor may it market the Property for such purpose. Seller shall not modify or amend any service contract or other contract relating to the Property or enter into any new contract (including but not limited to collective bargaining agreements with any labor union).
8.4Notices.  Seller will notify Purchaser of its receipt of written notice regarding any claim or administrative hearing that is threatened, filed, or initiated before Closing that affects the use, title, occupancy or operation of the Property within five (5) business days of such notice. Seller shall promptly provide to Purchaser copies of any summons, complaint, temporary restraining order, order to show cause or other documents evidencing the commencement or continuation of any legal action against Seller or affecting the Property.  Seller shall also give Purchaser prompt notice (within three (3) business days after its receipt of notice of same) of (i) any rezoning of the Property, (ii) actual or threatened taking or condemnation of all or any portion of the Property, (iii) any actual or threatened enforcement action by any governmental agency or authority relating to the use, condition or environmental quality of the Property, or (iv) the commencement of any action by any party seeking relief which would result in the imposition of a lien on the Property, including, without limitation, an action to foreclose any mortgage on the Property.
8.5Insurance.  Seller shall, at its sole cost and expense, maintain property damage and comprehensive general liability insurance covering the Property in amounts and coverages not less than that it currently maintains.
8.6Maintenance. Seller shall at its sole cost and expense cause the Property to be maintained in good order, condition and repair, reasonable wear and tear and casualty excepted.
8.7Tax Certiorari.  Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.  Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, which obligation shall survive the Closing.

8.8  Access. Seller shall allow Purchaser or Purchaser’s representatives access to the Premises, the Leases, and other documents required to be delivered under this contract upon reasonable prior notice and at reasonable times.

9.Lease Contingency.   During the Inspection Period, Seller or Seller’s affiliate, as Lessee, shall negotiate a lease with Purchaser, as Lessor (the “Presence Lease”).  The Presence Lease shall be effective immediately after the consummation of the Closing, and shall contain the terms set forth on Exhibit B, attached hereto.  In the event that the parties do not execute the Presence Lease prior to, or at, the Closing, either party may terminate this Agreement, upon which termination the Earnest Deposit shall be returned to the Purchaser and the Seller and Purchaser shall have no further liability to each other.
10.Closing.

10.1Time of Closing.  The Closing shall take place on the date that is on or about thirty (30) days after the expiration of the Inspection Period (the “Closing Date,” “Date of Closing,” or “Closing”).  The Closing shall be held by way of escrow closing through the Title Company.
10.2Deliveries.  At Closing:
(a)Deed.  Seller shall deliver to Purchaser a Deed (in a form approved by Purchaser), and all affidavits that presently are required by the applicable governmental authorities as well as residency affidavits, as required, conveying the Property, including the buildings and improvements, together with an affidavit of title in a form acceptable to Purchaser’s title company.  Such Deed shall be duly executed and acknowledged by Seller and in a proper form for recording and be acceptable to Purchaser’s Title Company.
(b)Purchase Price.  Purchaser shall pay to Seller the Purchase Price as provided in Section 2, subject to the adjustments described in this Agreement.
(c)1099-S.  Seller shall deliver to Purchaser a 1099-S form or its equivalent preparation form.
(d)Possession.  Keys and possession of the Property shall be delivered to Purchaser, in the condition as required under this Agreement.
(e)Bill of Sale. Seller shall execute and deliver to Purchaser a bill of sale in the form attached hereto as Exhibit C conveying to Purchaser all personal property located on or in the Property not owned by the Seller in the operation of its ordinary business, free of all liens and encumbrances.
(f)Presence Lease.  Seller and Purchaser shall enter into the Presence Lease.
(g)Affidavit.  Seller shall execute and deliver to Purchaser and Title Company an affidavit that evidences that Seller is exempt from the withholding requirements of Section 1445 of the Internal Revenue Code.
(h)Title Documents.  Seller shall execute and deliver to the Title Company such agreements, affidavits and statements concerning parties in possession of the Property or claims for mechanic’s or construction liens or broker’s liens or any other documentation, as may be required by Title Company in order to issue the title policy.
(i)Authority of Seller.  Seller shall deliver to Purchaser a copy of any and all documents required by both the Title Company and Purchaser authorizing and approving the sale of the Property by Seller and authorizing the person signing all documents for and on behalf of Seller, including but not limited resolutions and a certificate of good standing.
(j)Assignment of Warranties and Service Contracts.  At no additional cost to Purchaser, Seller shall assign all warranties, if any, guaranties, licenses and permits pertaining to the Property to Purchaser at Closing, and any service contract in which Purchaser elects to assume in its sole discretion, to the extent assignable which assignment shall be executed and delivered by Seller in the form attached hereto as Exhibit D.

(k)Certification. A certification from Seller and its principals, in a form reasonably approved by Purchaser, stating that the representations made by Seller in this Agreement remain, true, accurate, and in full force and affect on the Closing Date.
(l)Settlement Statement. Seller shall prepare and upon Purchaser’s agreement to the numbers, the parties shall execute a closing statement evidencing any closing adjustments and cost, expenses, and disbursements of Closing.
(m)1031 Documentation. Seller shall deliver any forms required for Purchaser to complete a 1031 deferred exchange, if applicable.
(n)Utility Transfer. Seller shall of any documentation and information necessary to allow Purchaser to transfer ownership of any utility accounts for the Property.
(o)Insurance.  Seller shall deliver all original insurance policies with respect to which premiums are to be apportioned.
(p)Permits and Licenses. Seller shall deliver all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Property by governmental and quasi-governmental authorities having jurisdiction including but not limited to a certificate of occupancy or certificate of continued occupancy and any other governmental documentation from any Federal, State, and Local authority required for the transfer of title of the Property to the Purchaser and ensuring that the Property can be used for its current purposes.
(q)Additional Documents.  Seller and Purchaser shall each execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary in order to complete the transaction herein provided and to carry out the intent and purposes of this Agreement.
11.Prorations and Adjustments. The Purchase Price due at Closing pursuant to Section 2 shall be subject to adjustment as of 11:59 p.m. on the day immediately preceding the Closing Date in accordance with the following provisions:
11.1Taxes/Assessments/Utility Charges.  To the extent not paid by any tenant directly to the taxing authority, ad valorem or real estate taxes for the Property for the calendar year of Closing will be prorated between Purchaser and Seller as of the Closing Date. Seller’s portion of the prorated taxes will be paid to Purchase at Closing as an adjustment to the Purchase Price.  If the assessment for the calendar year of Closing is not known at the Closing Date, the proration will be based on 110% of the taxes for the previous tax year, and Purchaser and Seller will adjust the prorations in cash within thirty (30) days of when the actual assessment and taxes are known. Payments of accounts for water, sewer, electricity, telephone and all other utilities currently in the name of Seller (or its managing agent) shall be placed in the name of Purchaser on the Closing Date and Seller shall arrange for final meter readings and metered services to be conducted on the Closing Date.  Seller shall be responsible to pay in full all bills for such utility charges related to any period prior to the Closing Date and Purchaser shall be responsible to pay all utility charges related to any period on and subsequent to the Closing Date.  With respect to utilities which are not metered, charges for such service shall be prorated as of the Closing Date, based on charges for the previous billing period, and Purchaser and Seller shall receive credits or charges, as appropriate, with such amounts to be re-prorated promptly after the final bills are issued.  Seller shall cooperate with Purchaser to affect the transfer of utility accounts from Seller to Purchaser (to the extent such utilities are not in the name of tenants). Seller shall deposit with the Title Company such amount as may be deemed necessary to permit the Title Company to omit from the title commitment/policy water meter charges through the date of the Closing.
11.2Closing Costs.  Seller and Purchaser shall each pay their own  state, county or local transfer or conveyance taxes related to the sale of the Property including but not limited to the Realty Transfer Fee. Seller shall pay the following costs: (i) all recording or escrow costs for the release of any of Seller’s mortgages or other matters to be released by Seller and for the easement and maintenance agreements.  Otherwise, each party shall pay the expenses incurred by him or them under or in connection with this Agreement, including counsel fees and expenses of its representatives, whether or not the transaction contemplated by this Agreement is consummated, except as is otherwise specifically provided for herein.
11.3Post-Closing Adjustments.  Purchaser and Seller shall undertake, following Closing, to adjust between themselves, as of the Closing Date, any income or expenses of the Premises that are the subject of proration but were not adjusted on the settlement statement.  Seller shall pay promptly upon receipt any and all bills relating to the operation of the Premises for periods prior to Closing.
11.4Delay in Closing Due to Actions of Seller.  In the event that the Closing Date is delayed due to the unwillingness or inability of Seller to close, provided that such inability is not due to the wrongful action of Purchaser, the proration of Taxes/Assessments/Utility Charges under Section 11.1, CAM expenses under Section 11.2 and Rents under Section 11.3 shall be made as of the date originally scheduled for Closing pursuant to Section 10.1.

11.8Survival. The applicable provisions of this Section 11 shall survive the Closing.

1)	Casualty Damage and Condemnation.
11.5Notice and Estimate.  In the event that the Property is damaged by any casualty prior to Closing, Seller shall promptly give Purchaser written notice of such occurrence, and as soon thereafter as practicable shall provide Purchaser with an estimate made by an architect, engineer or contractor selected by Seller of the cost and amount of time required to repair such damage.  If Purchaser does not terminate this Agreement pursuant to Section 12.3, Purchaser shall be given five (5) business days in which to review and approve any construction contract that Seller proposes to enter into to have such damage repaired, and Purchaser shall not unreasonably withhold or delay such approval.
11.6Minor Damage.  If the estimated cost of repairing such damage is less than $100,000.00 and the loss is one hundred percent covered by insurance(except for a deductible), Seller shall promptly contract for and commence the repairs and complete so much thereof as may be accomplished prior to the Closing Date.  If such repairs are not completed on or before the Closing Date,, then at Purchaser’s option (which shall be exercised by notice to Seller given on or before the Closing Date), either (a) the Closing Date shall be extended by the period of time that

Seller’s architect, engineer or contractor then estimates it will take to complete the repairs and, upon completion thereof, the parties shall schedule a new Closing Date (not later than ten (10) days following such completion) on which the Closing shall occur in accordance with the terms hereof, or (b) the Closing shall take place as scheduled and, at Closing, Seller shall assign to Purchaser so much of the insurance proceeds resulting from such damage as have not then been expended for repairs, Seller shall credit Purchaser with the amount of any deductible under Seller’s insurance policy or other amount to be paid by Seller that has not then been expended for repairs, and Seller shall assign to Purchaser, and Purchaser shall assume, the rights (including, without limitation, all warranties) and obligations under any construction contract pursuant to which such repairs are being completed.
11.7Major Damage.  If the estimated cost of such repairs is $100,000.00 or more and the loss is one hundred percent (100%) covered by insurance (except for a deductible) or if the Tenant shall have the right to terminate the Lease pursuant to the terms thereof, Purchaser may elect to terminate this Agreement upon notice to Seller within ten (10) days after Purchaser’s receipt of the estimate, in which event the Earnest Deposit shall be promptly returned to Purchaser and both parties shall be relieved of any further obligations hereunder except for any surviving obligations; provided however, that if Purchaser does not so elect to terminate this Agreement, this Agreement shall remain in full force and effect and the parties shall proceed in accordance with Section 12.2 above; provided, further, however, that if Seller has not yet made a claim against the applicable insurance policy at Closing, Seller shall assign its rights to Purchaser to make any such claim(s).
11.8Condemnation.  In the event of a taking of any portion of the Property then Purchaser shall have the right to terminate its obligations hereunder within ten (10) days after receiving notice of such condemnation proceeding.  In the event Purchaser elects not to terminate the transaction hereunder, the proceeds of such condemnation shall be assigned and belong to Purchaser.
12.Purchaser’s Closing Conditions:Purchaser’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by Seller with the following covenants:
(i)Seller shall have delivered to the Title Company or the Purchaser, as the case may be, on or before the Date of Closing, all of the documents described in Section 10.2 hereof.
(ii)Seller or Seller’s affiliate and Purchaser shall have entered into the Presence Lease and Seller shall have terminated all leases affecting the Property as of Closing Date.
(iii)All of Seller’s representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made and Seller shall have performed all of its covenants and other obligations under this Agreement.

(iv)The Title Company shall be prepared to issue at Closing (or prepared to unconditionally commit to issue at Closing, with no “gap”) its title policy to Purchaser, subject only to the Permitted Encumbrances, subject only to the payment of its premiums (at standard rates) for such policy as set forth herein.
(v)All of Seller’s other obligations and the conditions required for Closing have been fulfilled.
13.Remedies.
13.1Breach by Seller.  Time is of the essence with respect to each and all of the Seller’s obligations hereunder.  If Seller fails to comply with any of its obligations hereunder, Purchaser shall be entitled to do any of the following in its sole and absolute discretion: (a) close the transaction contemplated by this Agreement, without waiving such breach, default or failure; (b) treat this Agreement as terminated, in which case the Earnest Deposit shall be returned to Purchaser; or (c) seek specific performance of the obligations of this Agreement.
13.2Breach by Purchaser.  If Purchaser fails to complete the acquisition as herein provided by reason of any default by Purchaser which is not cured within ten (10) days following a written notice to cure from Seller,  Seller shall be entitled, as Seller’s sole and exclusive remedy to treat this Agreement as terminated, in which case the Earnest Deposit shall be delivered to Seller as liquidated damages, and both parties shall be discharged from all duties and further performance hereunder.
14.General Provisions.
14.1Brokers.  Each party represents and warrants to the other than there are no brokerage or finder’s fees or commission that are or may be due in connection with the transaction contemplated by this Agreement.   Purchaser and Seller shall each indemnify, defend and hold the other party, and their respective members, agents, employees, representatives, successors and assigns, harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, reasonable attorneys’ fees) resulting from the breach by the indemnifying party of the representation and warranty set forth in the preceding sentence.
14.2Further Assurances.  Each of the parties hereto undertakes and agrees to execute and deliver such documents, writings and further assurances as may be required to carry out the intent and purposes of this Agreement.
14.3Entire Agreement.   No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom such waiver is sought to be enforced.  This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Premises.  All prior negotiations between the parties are merged into this Agreement; and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between the parties other than as herein set forth.

14.4Survival.  All of the parties’ representations, warranties, covenants and agreements hereunder, to the extent not fully performed or discharged by or through the Closing, shall not be deemed merged into any instrument delivered at Closing, shall survive Closing for a period of twelve (12) months.
14.5Dates.  If any date set forth in this Agreement for the delivery of any document or the happening of any event (such as, for example, the expiration of the Inspection Period or the Closing Date) should, under the terms hereof, fall on a weekend or holiday, then such date shall be automatically extended to the next succeeding weekday that is not a holiday.
14.6Governing Law.  This Agreement shall be construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania.
14.7Notices.  All notices, demands or other communications required or permitted to be given hereunder shall be in writing, and any and all such items shall be deemed to have been duly delivered upon personal delivery; or as of the third business day after mailing by United States mail, certified, return receipt requested, postage prepaid, addressed as follows; or as of the immediately following business day after deposit with Federal Express or a similar overnight carrier service, addressed as follows:

If to Seller:Presence Bank

185 E. Lincoln Highway

Coatesville, PA 19320

Attn: Janak Amin, President and CEO

With a copy to:Obermayer Rebmann Maxwell & Hippel LLP

Centre Square West

1500 Market Street, Suite 3400

Philadelphia, PA 19102-2101

Attn: W. Patrick Scott, Esq.

If to Purchaser:185 E Lincoln Hwy

2812 Westerham Road

Downingtown, PA 19335-6020

Attn: Inder Pal Singh

With a copy to: RKD Law Desai and Associates, LLC

Attention: Rishi K. Desai, Esq.

241 Forsgate Drive, Suite 204

Monroe, NJ 08831

Email: rishi@closingcounsel.com

Any address or telecopy number fixed pursuant to the foregoing may be changed by the addressee by notice given pursuant to this paragraph. Attorneys for the parties herein may give notices required hereunder. In addition, the parties may send written notices via email, including but not limited notices of termination pursuant to Sections 3 and 5 of this Agreement respectively, with the exception that notices of default may not be sent solely via email.

14.8Headings.  All headings used in this Agreement are for purposes of convenience and reference only and shall not be construed as modifying or affecting the terms hereof.
14.9Recitals.  The recitals set forth above are incorporated herein and made a part hereof as though set forth at length.
14.10Assignment.  Purchaser (either entity) may assign this Agreement, in whole or in part, without the consent of Seller but upon notice to Seller provided that any assignee shall assume all obligations imposed on Purchaser as if the assignee were the original Purchaser under this Agreement.
14.11Tax-Deferred Exchange.  In the event either party desires to effect a tax deferred exchange (whether a standard or reverse exchange), the other party shall reasonably cooperate (without incurring any additional liability or any additional third party expenses, however) in connection with such election and the consummation of the exchange, including without limitation, by executing an acknowledgment of any assignment of this Agreement to an intermediary.
14.12Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and assigns. Purchase may convert or change its form entity at any time prior to the Closing, without obtaining the advance consent of the Seller, provided that upon such conversion or change Buyer shall promptly provide notice and copies of all material organizational documents to the Seller and Title Company.  Any such conversion or change of form of entity shall not be deemed to be an assignment of this Agreement by the Purchaser, which shall at all times be considered one and the same entity for purposes of this Agreement.
14.13Counterparts/Facsimile/Email.  This Agreement may be executed in any number of counterparts and by facsimile copy or “PDF” copy delivered by electronic mail, each of which shall be deemed to be an original instrument and all of which taken together shall constitute a single instrument.
14.14Attorneys’ Fees.  If either party commences an action to enforce the terms of, or resolve a dispute concerning this Agreement, the prevailing party in such action shall be entitled to recover all costs and expenses incurred by such party in connection therewith, including without limitation reasonable attorneys’ fees and court costs.
14.15Business Day.  The term “business day” means any day other than a Saturday, Sunday, or day on which the banks in the Commonwealth of Pennsylvania are authorized or obligated by law to be closed.
14.16The provisions of this paragraph shall survive the Closing.

14.17Certificate of Occupancy/Transfer of Title. Seller shall be fully responsible to obtain, if and as required from, the City of Coatesville a certificate of occupancy, certificate of continued occupancy, or similar documentation to transfer title, and Seller shall further be responsible for any required municipal inspections or certificates.  All such obligations herein shall be at Seller’s sole cost and expense.
15.Escrow.

a. Escrow Agent agrees that it shall hold the Earnest Deposit in escrow in accordance with the terms and conditions of this Agreement.  Escrow Agent shall give notice to Purchaser and Seller of the bank, branch and account number of the account into which the Earnest Deposit is made promptly after making the same. Purchaser shall have the right to direct the form of investment that will be made with the Earnest Deposit while in escrow, except that in no event shall such funds be invested in any time Earnest Deposit or other form of investment that is not immediately available in cash.  All interest earned on the Earnest Deposit while held in escrow shall be for the benefit and account of Purchaser.  Purchaser shall provide such information and execute such forms as may be necessary to properly report such interest income.  All interest earned on the Earnest Deposit shall be deemed part of the Earnest Deposit.

b.At the Closing, the Earnest Deposit shall be paid by Escrow Agent to Seller and applied to the Purchase Price.  If this Agreement terminates pursuant to any provision that expressly requires the Earnest Deposit to be refunded to Purchaser, the Earnest Deposit shall be paid to Purchaser.  If for any reason either Seller or Purchaser makes a written demand upon Escrow Agent for payment of the Earnest Deposit, or if Escrow Agent intends to pay such Earnest Deposit over to either party, Escrow Agent shall give at least five (5) days' written notice to the other party of such demand and of its intention to pay over the Earnest Deposit to the other party on a stated date.  If Escrow Agent does not receive a written objection to the proposed payment, Escrow Agent is hereby authorized and directed to make such payment. If such other party delivers to Escrow Agent written objection to such payment before the proposed payment date, Escrow Agent shall continue to hold the Earnest Deposit until otherwise directed by written instructions by all parties or a final decision of a court of competent jurisdiction.  In the event of such dispute, Escrow Agent may deposit the Earnest Deposit with an appropriate court of competent jurisdiction and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Earnest Deposit.

c.The duties of Escrow Agent are only as herein specifically provided.  Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties or their successors.  Escrow Agent may assume that any person purporting to give any notice of instructions in accordance with the provisions herein, has been duly authorized to do so.  Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by the parties to be bound.  The Escrow Agent shall not be liable for any error or omission that it may take or fail to take in good faith.  The parties hereto shall jointly and severally reimburse and indemnify Escrow Agent for, and hold it harmless against, any and all loss, liability, costs or expenses in connection herewith, including reasonable attorneys' fees and disbursements, arising out of or in connection with Escrow Agent's acceptance of, or the performance of Escrow Agent's duties and obligations under this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability arising out of or relating to this Agreement, unless the same results from Escrow Agent's negligence or willful breach of its obligations under this Agreement.  Except as set forth in Section 11.5 above, Purchaser and Seller shall share equally in the reimbursement of Escrow Agent except in the event of litigation between the parties, in which event the party determined not to be entitled to the Earnest Deposit shall reimburse Escrow Agent, or if the Earnest Deposit is split between the parties, then such costs of Escrow Agent shall be split between Seller and Purchaser upon the inverse proportionate amount received by each (i.e., if a party is entitled to 90% of the Earnest Deposit, that party pays 10% of Escrow Agent's costs).  The parties hereto each release Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties hereunder.  Escrow Agent is acting as stakeholder only with respect to the Earnest Deposit and any other monies delivered to it hereunder.

d.Delivery or disbursement by Escrow Agent of any amount of the Earnest Deposit to be delivered or disbursed by Escrow Agent hereunder, by means of Escrow Agent's check, subject to collection, or by wire transfer, to the party to whom said sum is to be delivered hereunder, shall constitute good and sufficient delivery of said sum for the purposes of this Agreement.

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DATED, as of the last date written below.

SELLER:

Presence Bank

Date: November 7, 2022By: /s/ Janak Amin

Name:Janak Amin

Title:President and Chief Executive Officer

PURCHASER:

185 E LINCOLN HWY

A Pennsylvania Limited Liability General Partnership

Date: November 7, 2022By: /s/ Inder Pal Singh

Name:Inder Pal Singh

Title:Authorized Partner

Title Company agrees to act as the Escrow Agent pursuant to this Agreement,  acknowledges receipt of Earnest Deposit in the amount of $25,000 and its receipt of a copy of this Agreement that has been executed by both Purchaser and Seller.

PROVIDENCE ABSTRACT

Date: November 9, 2022By: /s/ Maria Young

Name: Maria Young

Title: Settlement Officer